Exhibit 99.1

Graphic Packaging Corporation

NEWS

Media Contact:  Chris Tofalli

Broadgate Consultants, Inc.

212-232-2226

Investor Contact:           Bruce Kirk

Graphic Packaging Corporation

770-644-3085

Graphic Packaging Corporation Reports Third Quarter 2003 Results

Merger completed in August; strategic initiatives on track

Net loss of $52.8 million after merger related charges of $59.1 million

MARIETTA, Georgia, November 12, 2003 – Graphic Packaging Corporation (NYSE: GPK), formerly Riverwood Holding, Inc., a leading provider of paperboard packaging solutions, today reported a net loss of $(52.8) million, or $(0.32) per share for the third quarter 2003, after charges associated with the recent merger between Graphic Packaging International Corporation and Riverwood Holding, Inc.  Excluding merger-related charges, net income for the third quarter of 2003 was $6.3 million.

“The merger between Graphic Packaging International Corporation and Riverwood Holding, Inc. was completed with a number of strategic initiatives in mind,” said Stephen M. Humphrey, President and Chief Executive Officer. “We’re moving forward to realize the full benefits of the merger: expanding revenues by expanding in global markets; capitalizing on the combined company’s complementary capabilities to bring packaging innovation and solutions to customers; and working to reduce costs by focusing on operating improvements and achieving the $52 million of identified synergies.”

The Company reported a net loss of $(52.8) million, or $(0.32) per share for the third quarter of 2003, based on 163.8 million fully diluted average shares outstanding.   Results for this year’s third quarter compare to net income of $4.7 million, or $0.04 per share for the third quarter of 2002, based on 119.6 million fully diluted average shares outstanding.

The net loss reported for the 2003 third quarter included the following merger related charges:

•                  A Loss on Early Extinguishment of Debt amounting to $(45.3) million, or $(0.28) per share;

•                  A purchase accounting adjustment due to acquired inventories of approximately $(7.1) million, or $(0.04) per share; and

•                  Merger related expenses of $(6.7) million, or $(0.04) per share.

On August 8, 2003, Graphic Packaging International Corporation and Riverwood Holding, Inc. merged in a stock-for-stock merger whereupon Riverwood Holding, Inc. was renamed Graphic Packaging Corporation. The merger has been accounted for as a purchase transaction with Riverwood Holding, Inc. as the acquiring entity.   Graphic Packaging International Corporation’s results are included in this report for the 53-day period from the date of the merger, August 8, 2003, to September 30, 2003, and Riverwood Holding, Inc.’s results are included for the entire period.  The 2002 period results as presented are those for Riverwood Holding, Inc.

Net sales of $478.1 million for the 2003 third quarter represents a $152.0 million or 46.6% increase compared to the $326.1 million for the 2002 third quarter.

•                  The $155.8 million sales contribution from the inclusion of Graphic Packaging International Corporation (net of inter-company sales) for 53 days was larger than the reported net sales increase.

•                  A positive contribution of $7.7 million resulted from favorable foreign currency exchange rates.

•                  These increases were tempered by 2%-3% lower year-to-year realizations due to lower pricing in North American beverage markets that was previously noted in the Company's first and second quarter earnings reports this year.  During 2003 and through the third quarter, pricing has been relatively stable.

•                  Volume softness in North American beverage markets continued through the most recent quarter.

Income from operations for the third quarter of 2003 was $33.1 million as compared to $41.1 million in the 2002 third quarter.

•                  The inclusion of Graphic Packaging International Corporation made a positive contribution to income from operations for the period.

•                  Income from operations was negatively influenced by lower pricing, lower volumes and a lower margin product mix in North American beverage markets.

•                  The cost of energy and fiber was up $4-$5 million as compared to the third period 2002.

•                  Pension costs were higher by $2-$3 million.

•                  Depreciation and amortization expense was $42.9 million for the 2003 third quarter as compared to $32.9 million in the 2002 period primarily as a result of purchase accounting adjustments.

•                  Merger expenses reduced income from operations by $6.7 million.

Previously outstanding debt of both companies was refinanced on August 8, 2003 at favorable prevailing interest rates.  Interest expense for the period was $39.7 million as compared to $35.1 million in the 2002 quarter primarily as a result of higher indebtedness.

Income Tax Expense for the 2003 and 2002 periods was primarily Income Tax Expense on income earned in foreign countries.  As of December 31, 2002, the Company had approximately $1.2 billion of net operating loss carry forwards which may be available to offset future taxable income, subject to limitations as described in the Company’s filings with the Securities and Exchange Commission.

Credit Agreement EBITDA was $390.6 million for the 12 months ended September 30, 2003.  Credit Agreement EBITDA refers to EBITDA as defined in the Company’s credit agreement and is a financial measure that is used therein for purposes of determining compliance with specified financial ratios.  It is calculated on a pro forma basis for the merger in accordance with the credit agreement.  Credit Agreement EBITDA is not a defined term under GAAP and should not be considered as an alternative to

-more-

income from operations or net income as a measure of operating results or to cash flows as a measure of liquidity.  Borrowings under the credit agreement are a key source of the Company’s liquidity.

The business segments for Graphic Packaging Corporation are now the paperboard packaging segment that combines Riverwood’s coated board segment with the former Graphic Packaging International Corporation paperboard business and the containerboard/other segment.  Net sales and income from operations by segment will be disclosed in the Company’s Form 10-Q.

Graphic Packaging Corporation will file its Form 10-Q Quarterly Report for the period ended September 30, 2003 later this week which will provide additional information regarding results for this period.  The Form 10-Q will also provide unaudited pro forma results for the three months and nine months ended September 30, 2003 and 2002.

The Company will host a conference call at 10:00 a.m. EST on Thursday, November 13th.  To access the conference call, listeners calling from within North America should dial +1-888-215-4362 at least 15 minutes prior to the start of the conference call.

This earnings release includes forward-looking statements as to management’s or the Company’s expectations and beliefs.  Forward-looking statements are made upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company, as to which there can be no assurance.  Important factors detailed in the Company’s Securities and Exchange Commission filings, as well as the following important factors, could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements.  These statements are subject to risks and uncertainties relating to the merger with Graphic Packaging International Corporation; the Company’s substantial amount of debt; achieving improved volumes in North American consumer products packaging and North American beverage carton markets; the sale of additional paperboard into open market; the selling prices the Company realizes for its products; the extent to which the Company can implement its business strategies and achieve forecast synergies; the anticipated impact of Coca-Cola Enterprise’s non-renewal notification; prolonged disruptions in the Company’s production facilities; competitive conditions; the volatility of energy and raw material costs and availability; loss of key executives; general economic and business conditions both in the U.S. and globally; labor relations; currency translation movements and the risks of doing business in foreign countries.

Graphic Packaging Corporation was formed in August 2003 as a result of the merger of Riverwood Holding, Inc. and Graphic Packaging International Corporation.  Graphic Packaging is a leading provider of paperboard packaging solutions to the beverage, food and other consumer product industries.  Additional information about Graphic Packaging, its business and its products is available on the Company's web site at http://www.graphicpkg.com.

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Millions, Except Share Amounts)

(unaudited)

	Sept. 30, 2003	Dec. 31, 2002
ASSETS
Current Assets:
Cash and Equivalents	$14.7	$13.8
Receivables, Less Allowance for Doubtful Accounts of $4.1 and $2.0 at Sept. 30, 2003 and Dec. 31, 2002, respectively	216.6	137.3
Inventories	294.9	174.4
Prepaid Expenses	29.9	8.6
Total Current Assets	556.1	334.1
Property, Plant and Equipment, Net of Accumulated Depreciation of $863.5 and $777.0 at Sept. 30, 2003 and Dec. 31, 2002, respectively	1,709.6	1,232.9
Goodwill	624.4	268.3
Intangible Assets, Net of Accumulated Amortization of $30.0 and $24.0 at Sept. 30, 2003 and Dec. 31, 2002, respectively	200.2	42.8
Other Assets	110.0	79.6
Total Assets	$3,200.3	$1,957.7

LIABILITIES
Current Liabilities:
Short-Term Debt	$40.8	$98.7
Accounts Payable and Other Accrued Liabilities	308.0	180.6
Total Current Liabilities	348.8	279.3
Long-Term Debt, Less Current Portion	2,141.0	1,429.7
Other Noncurrent Liabilities	226.9	116.1
Total Liabilities	2,716.7	1,825.1
Contingencies and Commitments (Note 5)
Class A Redeemable Common Stock $120/share redemption value; 57,930 shares issued and outstanding at Dec. 31, 2002	—	7.0

SHAREHOLDERS’ EQUITY
Preferred Stock par value $.01 per Share;
50,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock par value $.01 per Share;
Common Stock, 500,000,000 shares authorized; 198,364,517 shares issued and outstanding at Sept. 30, 2003	2.0	—
Class A Common Stock, 9,000,000 shares authorized; 7,057,930 shares designated, 7,000,000 non-redeemable shares issued and outstanding at Dec. 31, 2002	—	0.1
Class B Common Stock, 3,000,000 shares authorized; 500,000 shares of non-redeemable Common Stock issued and outstanding at Dec. 31, 2002	—	—
Capital in Excess of Par Value	1,168.4	748.7
Accumulated Deficit	(584.0)	(515.1)
Accumulated Derivative Instruments Loss	(11.7)	(6.1)
Minimum Pension Liability Adjustment	(71.3)	(71.3)
Cumulative Currency Translation Adjustment	(19.8)	(30.7)
Total Shareholders’ Equity	483.6	125.6
Total Liabilities and Shareholders’ Equity	$3,200.3	$1,957.7

See Notes to Condensed Consolidated Financial Statements.

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Millions, Except Per Share Amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

Net Sales	$478.1	$326.1	$1,114.7	$951.7
Cost of Sales	396.7	253.8	912.9	747.5
Selling, General and Administrative	44.7	30.9	105.4	90.1
Research, Development and Engineering	2.1	1.3	5.4	3.7
Other Expense (Income), Net	1.5	(1.0)	3.7	(1.8)
Income from Operations	33.1	41.1	87.3	112.2
Loss on Early Extinguishment of Debt	(45.3)	—	(45.3)	(11.5)
Interest Income	0.1	0.1	0.3	1.2
Interest Expense	(39.7)	(35.1)	(107.5)	(112.5)
(Loss) Income before Income Taxes and Equity in Net Earnings of Affiliates	(51.8)	6.1	(65.2)	(10.6)
Income Tax Expense	1.4	1.7	4.8	2.8
Equity in Net Earnings of Affiliates	0.4	0.3	1.1	0.7
Net (Loss) Income	$(52.8)	$4.7	$(68.9)	$(12.7)

(Loss) Income Per Share - Basic	$(0.32)	$0.04	$(0.52)	$(0.11)
(Loss) Income Per Share - Diluted	$(0.32)	$0.04	$(0.52)	$(0.11)

Weighted Average Number of Shares Outstanding - Basic	163.8	115.0	131.4	115.1
Weighted Average Number of Shares Outstanding - Diluted	163.8	119.6	131.4	115.1

See Notes to Condensed Consolidated Financial Statements.